UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

June 16, 2003
(Date of Report)

ALASKA AIR GROUP, INC.

(Exact name of registrant as specified in its charter)
Commission file number 1-8957

Delaware	91-1292054
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)
(206) 392-5040
(Registrant’s telephone number)

ITEM 9. Regulation FD Disclosure
Signature

ITEM 9. Regulation FD Disclosure

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

FORWARD-LOOKING INFORMATION

This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by phrases such as “will,” “should,” “the Company believes,” “we expect” or any other language indicating a prediction of future events. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of these factors, please see Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. The Company expressly disclaims any duty to update these projections, and makes no representation as to their continued accuracy in the event it does not provide such updates.

Second Quarter 2003

	Forecast	Change
	Q2	Yr/Yr

Alaska Airlines
Capacity (ASMs in millions)	5,200	5.5%
Fuel gallons (000,000)	84.7	2.9%
Cost per ASM excluding fuel (cents)	8.4	0.0%

Alaska Airlines’ May traffic increased 11.2% to 1.198 billion revenue passenger miles (RPMs) from 1.077 billion flown a year earlier. Capacity during May was 1.715 billion available seat miles (ASMs), 4.6% higher than the 1.640 billion in May 2002.

The passenger load factor (the percentage of available seats occupied by fare paying passengers) for the month was 69.9%, compared to 65.7% in May 2002. The airline carried 1,241,500 passengers compared to 1,168,200 in May 2002.

For May 2003, revenue per available seat mile (RASM) equaled May 2002. For April 2003, RASM increased by 2.1% as compared to April 2002.

Horizon Air
Capacity (ASMs in millions)	632	4.1%
Fuel gallons (000,000)	13.1	(4.4)%
Cost per ASM excluding fuel (cents)	16.1	1.9%

Horizon Air’s May traffic increased 7.4% to 134.4 million RPMs from 125.2 million flown a year earlier. Capacity for May was 207.5 million ASMs, 0.7% lower than the 209.0 million flown in May 2002.

The passenger load factor for the month was 64.8%, compared to 59.9% in May 2002. The airline carried 404,000 passengers compared to 393,500 in May 2002.

For May 2003, RASM increased by 8.5% as compared to May 2002. This increase in RASM is primarily due to increases in yield and load factor. For April 2003, RASM increased by 0.4% as compared to April 2002.

Capacity Estimates for 2003

Provided below are capacity (ASMs in millions) for the full year of 2003:

Alaska Airlines capacity	20,724	7.0%
Horizon Air capacity	2,615	7.7%

Other Financial Information

Cash and Short-Term Investments

Cash and short-term investments amounted to approximately $696 million on May 31, 2003 as compared to $648 million at April 30, 2003. The increase of $48 million is due primarily to $71 million received in connection with the reimbursement of security fees remitted and carrier fees paid to the Transportation Security Administration (TSA) under the Emergency Wartime Supplemental Appropriations Act, partially offset by the delivery of one aircraft.

Fuel Cost per Gallon (including realized hedging gains)

	Cost per Gallon	% Change from Prior Year

Alaska:
April	88.5 cents	11.7%
May	80.4 cents	3.5%
Horizon:
April	91.8 cents	11.3%
May	81.3 cents	1.9%

Current fuel hedge positions for Alaska and Horizon are as follows:

	Approximate % of	Approximate Crude
	Expected Fuel	Oil Price per
	Requirements	Barrel

May – December 2003	35%	$22
January –December 2004	10%	$25
January –June 2005	10%	$24

Operating Fleet Plan

Provided below are estimated changes in the Alaska and Horizon fleets for 2003:

			Estimated
		On Hand	Change During
	Seats	YE 2002	2003

Alaska Airlines
B737-200C	111	9
B737-400	138	40
B737-700	120	16	6
B737-900	172	6	5
MD-80	140	31	(4)

Total		102	7

Horizon Air
Dash 8-100/200	37	28
Dash 8-400	70	15
F-28	69	4	(4)
CRJ 700	70	16	2

Total		63	(2)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC. Registrant

Date: June 16, 2003

/s/ Terri K. Maupin Terri K. Maupin Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden Bradley D. Tilden Executive Vice President/Finance and Chief Financial Officer